Exhibit 10(a)34

AMENDMENT NO. 1 TO THE
CASH BALANCE EQUALIZATION PLAN OF
ENTERGY CORPORATION AND SUBSIDIARIES
(Effective July 1, 2014)

This Amendment, effective January 1, 2021, is made by Entergy Corporation to the Cash Balance Equalization Plan of Entergy Corporation and Subsidiaries, effective July 1, 2014 and executed on June 30, 2014 (hereinafter referred to as the “Plan”).
Pursuant to Section 8.01 of the Plan, and as authorized by the Personnel Committee at its January 17, 2020 meeting, Entergy Corporation does hereby amend and modify the Plan in the following respects:

1.Eligibility and Participation.

Section 2.01 of the Plan, “Eligibility Requirements,” is amended and restated in its entirety, to read as follows:

“2.01    Eligibility Requirements. An Employee shall be eligible for benefits under this Plan only if (a) the Employee is a non-bargaining Employee, (b) the Employee is a member of the Employer’s select group of management or highly compensated employees, (c) the Employee is a participant in the Qualified Plan, and (d) the Employee’s most recent Employment Commencement Date or Reemployment Commencement Date (as those terms are defined in the Qualified Plan) by any System Company is on or after July 1, 2014 and on or before December 31, 2020.”

Where not inconsistent herewith, all the terms and provisions of the Plan shall remain in full force and effect, and Entergy Corporation hereby ratifies and confirms the Cash Balance Equalization Plan of Entergy Corporation and Subsidiaries, effective July 1, 2014 and executed on June 30, 2014, as amended herein.

    IN WITNESS WHEREOF, this Amendment is executed on this 7th day of December, 2020.
ENTERGY CORPORATION
through its duly authorized representative

_/s/ Kathryn Collins_________________________
                        KATHRYN COLLINS
                        Senior Vice President, HR and
                        Chief Human Resources Officer
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